EXHIBIT 10.2

Advanced BioEnergy, LLC

Restricted Unit Agreement

Name of Holder: Gales Holdings, Inc.
No. of Restricted Units: 24,000	Date of Grant: July 31, 2007
Vesting Schedule (Cumulative):
Vesting Date(s) Scheduled to Vest on Such Date	Number of Restricted Units

October 1, 2007	3,000
October 1, 2008	6,000
October 1, 2009	6,000
October 1, 2010	6,000
October 1, 2011	3,000

This is a Restricted Unit Agreement (“Agreement”) between Advanced BioEnergy, LLC, a Delaware limited liability company (the “Company”), and the above-named holder of the Restricted Units (the “Holder”).

RECITALS

A.            The board of directors of the Company (the “Board”) or a committee of two or more directors of the Company (the “Committee”) has the authority to grant and administer equity awards (if the Board has not appointed a committee to administer the awards, then the Board shall constitute the Committee).

B.            The Committee has determined that the Holder is eligible to receive a signing bonus in the form of a restricted unit grant pursuant to the terms of Section 4(g) of that certain Employment Agreement dated as of April 7, 2006 (the “Employment Agreement”), between the Company and Donald E. Gales (the “Employee”), who is the sole stockholder of the Holder.  All capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Employment Agreement.

C.            The Company has previously issued to the Holder 6,000 Units (as defined below) in partial satisfaction of the Company’s obligation under Section 4(g) of the Employment Agreement, and now desires to grant an additional 24,000 restricted units to the Holder on the terms and conditions specified in this Agreement, thereby fulfilling the terms of Section 4(g) of the Employment Agreement.

The parties hereto agree as follows:

TERMS AND CONDITIONS

1.             Issuance and Terms of Restricted Units.

(a)           Grant of Restricted Units.  The Company hereby grants to the Holder, effective as of the Date of Grant specified above, the number of restricted units specified at the beginning of this Agreement.

(b)           Rights as Holder.  Each restricted unit granted hereunder (a “Restricted Unit”) represents one Unit of the Company as defined in the Company’s Third Amended and Restated Operating Agreement, as it may be amended from time to time (the “LLC Agreement”), and is subject to the terms of the LLC Agreement as well as the restrictions specified in this Agreement.  Subject to the provisions of the LLC Agreement, the Holder will have all rights of a member of the Company with respect to each Restricted Unit (including the right to receive distributions, if any, and the right to vote such Restricted Unit).

(c)           Unit Certificates.  The Restricted Units will be evidenced by one or more duly issued unit certificates registered in the name of the Holder.  Each certificate evidencing any Restricted Units will contain such legends and transfer instructions or limitations as may be determined or authorized by the Company in its sole discretion and as otherwise required under this Agreement and the LLC Agreement.  The Company may, in its discretion, retain custody of any certificates representing Restricted Units until such Restricted Units vest in accordance with this Agreement.

2.             Forfeiture and Transfer Restrictions.

(a)           Forfeiture.  Except as provided in Sections 3(b) and (c), any Restricted Units not yet vested will be forfeited by the Holder and deemed immediately cancelled and the Holder will thereafter have no right, title or interest whatsoever in such Restricted Units if the Employee’s employment with the Company and its Affiliates (as defined in Appendix A to this Agreement) terminates.  Upon forfeiture of any Restricted Units, the Holder agrees to promptly return to the Company any certificate(s) representing such Restricted Units, and appoints the Secretary of the Company as his attorney in fact to transfer any such forfeited Restricted Units on the books of the Company and to effect their cancellation.

(b)           Limitation on Transfer.  Until such time as the Restricted Units have vested as provided in this Agreement, the Holder shall not transfer the Restricted Units and the Restricted Units shall not be subject to pledge, hypothecation, execution, attachment or similar process.  Any attempt to assign, transfer, pledge, hypothecate or otherwise dispose of any Restricted Units contrary to the provisions hereof, and any attempt to levy any attachment or pursue any similar process with respect to them, shall be null and void.

3.             Vesting of Restricted Units.

(a)           Normal Vesting.  The Restricted Units will vest in the amounts and on the dates specified in the Schedule at the beginning of this Agreement.  Once Restricted Units have vested pursuant to this Section 3, they shall no longer be subject to forfeiture under Section 2(a) of this

Agreement, and will not be subject to any further restrictions under this Agreement, but will continue to be subject to any restrictions on transfer set forth in the LLC Agreement or as otherwise agreed to by the Holder.

(b)           Death or Disability.  If the Employee’s employment with the Company and its Affiliates terminates because of the Employee’s death or Disability (as defined in Appendix A to this Agreement), the Restricted Units will automatically vest in full.

(c)           Change in Control.  If a Change in Control (as defined in Appendix A to this Agreement) occurs, the Restricted Units will automatically vest in full.

4.                                       Tax Withholding.

(a)           Withholding.  The parties hereto recognize that the Company may be obligated to withhold federal and state taxes or other taxes upon the issuance of the Restricted Units.  The Holder agrees that, at such time, if the Company is required to withhold such taxes, the Holder will promptly pay, in cash upon demand to the Company such amounts as shall be necessary to satisfy such obligation.

(b)          Put Right to Satisfy Withholding Taxes.  Within 5 days after any of the Restricted Units vest in accordance with the terms of this Agreement, the Company shall send written notice (the “Valuation Notice”) to the Holder specifying the Company’s determination of the fair market value of the Restricted Units that vested as of such vesting date.  Within 10 days after the receipt of the Valuation Notice, the Holder shall have the right to require that the Company purchase up to 40% of the Restricted Units that vested as of such vesting date by giving written notice to the Company specifying the number of Restricted Units that the Holder desires to sell to the Company pursuant to this Section 4(b).  The closing with respect to such transfer shall occur with 5 days following the receipt by the Company of the Holder’s notice specifying the number of Restricted Units that the Holder desires to sell to the Company.  The purchase price for any Restricted Units purchased by the Company hereunder shall be paid by the Company to the Holder in cash or, at the election of the Holder, retained by the Company and used to satisfy all or a portion of the Holder’s obligation to remit withholding taxes to the Company pursuant to Section 4(a) hereof.

5.             Restrictive Legends and Stop-Transfer Orders.

(a)           Legends.  The certificate or certificates representing the Restricted Units shall bear the following legend (as well as any legends required by applicable state and federal limited liability company and securities laws) noting the existence of the restrictions and the Company’s rights set forth in this Agreement:

“THE UNITS REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF A RESTRICTED UNIT AGREEMENT BETWEEN THE COMPANY AND THE HOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.”

(b)           Stop-Transfer Notices.  The Holder agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

(c)           Refusal to Transfer.  The Company shall not be required (i) to transfer on its books any Restricted Units that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of the Restricted Units or to accord the right to vote or pay distributions to any purchaser or other transferee to whom the Restricted Units shall have been so transferred.

6.             Interpretation of this Agreement.  All decisions and interpretations made by the Committee with regard to any question arising hereunder shall be binding and conclusive upon the Company and the Holder.

7.             Discontinuance of Employment.  This Agreement shall not give the Employee a right to continued employment with the Company or any Affiliate, and the Company or any Affiliate employing the Employee may terminate his employment at any time and otherwise deal with the Employee without regard to the effect it may have upon him under this Agreement.

8.             Adjustment for Changes in Capitalization.  In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, unit dividend, unit split, combination of Units, rights offering, or extraordinary dividend or divestiture (including a spin-off), or any other change in the structure or Units of the Company, including any conversion by the Company into to a corporate form, the Committee (or if the Company does not survive any such transaction, the board of directors or an authorized committee of the board of directors of the surviving company) shall, without the consent of the Holder, make such adjustments as it determines in its discretion to be appropriate as to the number and kind of securities subject to this Agreement in order to prevent dilution or enlargement of the rights of the Holder.

9.             Binding Effect.  This Agreement shall be binding in all respects on the heirs, representatives, successors and assigns of the Holder.

10.           Choice of Law.  This Agreement is entered into under the laws of the State of Delaware and shall be construed and interpreted thereunder (without regard to its conflict of law principles).

11.           Entire Agreement.  This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the issuance of the Restricted Units and supersedes all prior agreements, arrangements, plans, and understandings relating to the issuance of these Restricted Units.  The Holder acknowledges that the Company has directed the Holder to seek independent advice regarding the applicable provisions of the Internal Revenue Code of 1986, and the income tax laws of any municipality, state or foreign country in which the Holder may reside or in which the Company does business.

12.           Amendment and Waiver.  This Agreement may be amended, waived, modified, or canceled only by a written instrument executed by the parties or, in the case of a waiver, by the party waiving compliance.

13.           Restricted Units Subject to Articles of Organization and LLC Agreement.  The Holder acknowledges that the Restricted Units granted under this Agreement are subject to the Company’s Articles of Organization, as amended from time to time, and the Company’s LLC Agreement and any applicable federal or state laws, rules or regulations.  The Holder acknowledges and agrees that the Holder will become a party to the Company’s LLC Agreement, as currently in effect, if such Holder is not already a party to that agreement.

14.           Representations, Warranties and Covenants of Holder.  Holder represents, warrants and covenants to the Company as follows:

(a)           Charter Documents.  Holder is a corporation duly organized, validly existing and in corporate good standing under the laws of the state of Minnesota.

(b)           Sole Stockholder.  Donald E. Gales is the sole stockholder, director and executive officer of Holder.  Without the Company’s prior written consent, Holder will not change its ownership or management structure so that any person or entity other than Donald E. Gales will be a stockholder, director or officer of Holder.

(c)           Corporate Authority.  Holder has all corporate power and authority to enter into and to perform its obligations under this Agreement.  This Agreement constitutes the legal, valid and binding obligation of Holder, enforceable against Holder in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

IN WITNESS WHEREOF, the Holder and the Company have executed this Agreement as of the 31st day of July, 2007.

GALES HOLDINGS, INC.,
a Minnesota corporation

/s/ Donald E. Gales
Donald E. Gales

ADVANCED BIOENERGY, LLC

By /s/ Troy Otte
Name: Troy Otte
Its: Chairman of the Compensation Committee

Appendix A

“Affiliates” for purposes of the Restricted Unit Agreement shall mean each corporation, partnership, LLC or other entity that controls the Company, is controlled by the Company, or is under common control with the Company (in each case, “control” meaning the direct or indirect ownership of 50% or more of all outstanding equity interests).

“Change in Control” for purposes of the Restricted Unit Agreement shall mean (and occur when):

(1)           The acquisition by any individual, entity or group (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) of beneficial ownership (within the meaning of Exchange Act Rule 13d-3) of 30% or more of the then-outstanding membership interests of the Company (the “Outstanding Units”); provided, however, that the following acquisitions shall not constitute a Change in Control:

(A)         any acquisition of voting securities of the Company directly from the Company or by the Company or any of its wholly-owned subsidiaries,

(B)          any acquisition of voting securities of the Company by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries, or

(C)          any acquisition by any entity with respect to which, immediately following such acquisition, more than 70% of, respectively, the then-outstanding shares of voting securities of such entity is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Units immediately before such acquisition in substantially the same proportions as was their ownership, immediately before such acquisition, of the Outstanding Units;

(2)           Individuals who, as of the Date of Grant, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director of the Board after the Date of Grant whose election, or nomination for election by the Company’s Unit holders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest;

(3)           Consummation of a reorganization, merger, consolidation or statutory exchange of Outstanding Units, unless immediately following such reorganization, merger, consolidation or exchange, all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Units immediately before such reorganization, merger, consolidation or exchange beneficially own, directly or indirectly, more than 70% of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such reorganization, merger, consolidation or exchange in substantially the same proportions as was their ownership, immediately before such reorganization, merger, consolidation or exchange, of the Outstanding Units;

(4)           Consummation of a sale or other disposition of all or substantially all of the assets of the Company, other than to an entity with respect to which, immediately following such sale or other disposition, more than 70% of, respectively, the then-outstanding voting securities of such entity is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Units immediately before such sale or other disposition in substantially the same proportion as was their ownership, immediately before such sale or other disposition; or

(5)           Approval by the Unit holders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the above, a Change in Control will not be deemed to occur if the acquisition of the 30% or greater interest referred to in clause (1) is by a group, acting in concert, that includes the Employee or the Holder or if at least 30% of the then-outstanding voting securities of the surviving entity or of any entity acquiring all or substantially all of the assets of the Company shall be beneficially owned, directly or indirectly, immediately after a reorganization, merger, consolidation, statutory share exchange or disposition of assets referred to in paragraphs (3) or (4) by a group, acting in concert, that includes the Employee or the Holder.

“Disability” for purposes of the Restricted Unit Agreement shall mean the inability of Employee to perform on a full-time basis the duties and responsibilities of Employee’s employment with the Company by reason of illness or other physical or mental impairment or condition, if such inability continues for an uninterrupted period of 90 days or for more than 90 complete days during any 12-month period.